Exhibit 99.1

  VERMONT PURE HOLDINGS, LTD. ANNOUNCES FINANCIAL RESULTS FOR ITS FIRST FISCAL
                         QUARTER ENDING JANUARY 31, 2007

                  -SALES GROWTH DRIVES INCREASE IN EARNINGS-

    WATERTOWN, Conn., March 19 /PRNewswire-FirstCall/ -- Vermont Pure Holdings, Ltd. (Amex: VPS) announced improved financial results for the first quarter of its fiscal year 2007 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

    Total sales for the first quarter of fiscal year 2007 increased 5% to $15.3 million from $14.6 million for the comparable period a year ago. Gross profit increased 4% in the first quarter of 2007 to $8.57 million from $8.21 million for the quarter in 2006, representing 56% of sales for the quarter for each of the respective years.

    Net income increased to $291,000 in the first quarter of fiscal year 2007 compared to $65,000 in the first quarter of fiscal year 2006, and improvement of $226,000.

    "These are our best first quarter financial results in five years. Most of our core product sales increased over last year." said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. "Consistent sales growth combined with stable cost of goods and operating costs resulted in solid improvement in net income for the period," Baker concluded.

    Vermont Pure Holdings, Ltd. is the largest independent and third largest Home and Office distributor of its kind in the United States. The Company bottles and distributes natural spring water and purified with minerals added bottled water under the Crystal Rock(R) and the Vermont Pure(R) trademarks. It markets its bottled water brands, as well as coffee and other home and office refreshment products, to customers throughout New England and New York. Vermont Pure Holdings Ltd.'s common stock trades on the American Stock Exchange under the symbol: VPS.

                           VERMONT PURE HOLDINGS, LTD
                              Results of Operations

                                                      Three Months Ended:
                                                   -------------------------
                                                   January 31,   January 31,
(000's $)                                             2007          2006
------------------------------------------------   -----------   -----------
                                                          (Unaudited)
Sales                                              $    15,302   $    14,614

Income from operations                             $     1,308   $       936

Net Income                                         $       291   $        65

Basic net earnings per share                       $      0.01   $      0.00
Diluted net earnings per share                     $      0.01   $      0.00

Basic Wgt. Avg. Shares Out. (000's)                     21,618        21,619
Diluted Wgt Avg. Shares Out. (000's)                    21,618        21,619

    Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company's filings with the Securities and Exchange Commission.

SOURCE  Vermont Pure Holdings, Ltd.
    -0-                             03/19/2007
    /CONTACT: Peter Baker, CEO, +1-860-945-0661 Ext. 3001, or Bruce MacDonald, CFO, +1-802-860-1126, both of Vermont Pure Holdings, Ltd./
    /Web site:  http://www.vermontpure.com /
    (VPS)